                                                                   Exhibit 10.17

                         FIRST AMENDMENT TO OFFICE LEASE

      This First Amendment to Office Lease is made and entered into between SELIG REAL ESTATE HOLDINGS FOURTEEN, a Washington Limited Liability Company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington (hereinafter, the "Lessor") and ISILON SYSTEMS, INC., a Delaware Corporation, whose address is 220 West Mercer Street, Seattle, Washington (hereinafter, the "Lessee").

A. Recitals

1. Lessor is the owner of the 3101 Western Avenue Building, located at 3101 Western Avenue, Seattle, Washington, 98121 (hereinafter, referred to as the "Building").

      2. On or about November 11, 2005 Lessor entered into an office lease (hereinafter, the "Lease") whereby Lessee leased 43,950 rentable square feet situated on the entire 5th and 6th floor levels of the Building (hereinafter, the "Premises").

      3. Lessee wished to lease an additional 21,613 rentable square feet ("First Expansion Premises") of raised floor/mechanical space located on the "C" Level of the Building. Lessor and Lessee hereby agree to amend the Lease to include the additional premises on the terms and conditions set forth below.

B. Agreement

1. Additional Leased Premises: The additional premises leased by Lessee pursuant to this Lease Amendment consist of approximately 21,613 rentable square feet of data space (hereinafter, the "First Expansion Premises") located on a portion of the "C" Level of the Building and more specifically depicted on the attached Exhibit "A". The exact amount of rentable square footage constituting the Expansion Premises shall be measured by Lessor in compliance with 1996 BOMA Standards. Such measurements shall be subject to confirmation by Lessee's architect within ten (10) days after Lessor provides Lessee with its measurements. None of the Expansion Premises shall be space pocketed.

      2. Term: The term of the lease of the Expansion Premises shall be seven
(7) years and three (3) months to commence on January 1, 2006 and expire conterminously with the Lease.

      3. Delivery of Expansion Premises: Lessor shall deliver the Expansion Premises to Lessee in an "as-is, where-is" condition. All costs Lessee may incur as a result of Lessee occupying the Expansion Premises shall be Lessee's sole responsibility.

      4. Base Rental: Rental payable be Lessee for the Expansion Premises shall be as follows:

Months 1-12:     $29.00/Sq.Ft./Yr./NNN     Months 37-48:    $33.00/Sq.Ft./Yr./NNN
Month    13:     $9,005.42, NNN            Months 49-60:    $35.00/Sq.Ft./Yr./NNN
Month 14-24:     $29.00/Sq.Ft./Yr          Months 61-72:    $37.00/Sq.Ft./Yr./NNN
Months 25-36:    $31.00/Sq.Ft./Yr./NNN     Months 73-87:    $39.00/Sq.Ft./Yr./NNN

      5. Operating Expenses: Lessee shall be solely responsible for the cost of electrical utilities used for the Premises, any other fuel (i.e. diesel fuel) used in the operation of the Premises, maintenance of the existing equipment in the Premises, janitorial service for the Premises and Lessee's pro-rata share of common area charges (collectively "NNN"). Lessor shall be responsible for only the cost of real estate taxes and insurance (collectively "Operating Costs") for the Premises. Lessee shall be responsible for any increase in Operating Costs following the base year of 2006.

      6. Existing Equipment: All existing equipment in the First Expansion Premises (including but not limited to raised floor system, cooling units, battery back-up units, generators and fuel holding tanks) shall remain for Lessee's use during the term of the lease and any option period(s).

      7. Floor Loading: Lessor acknowledges that the proposed Premises can accommodate floor loading of up to 150 pounds per rentable square foot for the Raised Floor area of the Expansion Premises.

      8. Shipping/Receiving: Lessee shall have the shared right to used the Building loading dock.

      9. Tenant Improvements: Lessor will, at Lessor's cost, demise the Expansion Premises from the remainder of "C" Level and create common hallway access to the loading dock for use by Lessee and other tenants in the Building.

      10. Agency/Commission: Lessee and Lessor recognize that GVA Kidder Mathews ("Agent") is the exclusive real estate agent representing Lessee in this transaction and that Lessor has agreed to pay a real estate commission to the Agent equal to $6.00 per rentable square foot, payable upon mutually executed First Amendment between Lessor and Lessee.

If Real Estate Commission is not paid by Lessor within thirty (30) days of the date when due, the real estate commission shall be paid by Lessee directly to GVA Kidder Mathews and the amount so paid given to Lessee as a rent credit to be offset against rents due Lessor until such unpaid portion of the Real Estate Commission is paid in full.

      11. Continuing Obligation: Except for Design Services and Finish Work described in the Paragraphs 37 and 38 of the Lease and/or other terms and conditions expressly modified in this First Amendment, all terms and conditions of the Lease shall remain in full force and effect and shall apply to the Premises as well as the First Expansion Premises.

      12. Entire Agreement: This is the entire agreement between the parties relative to the subject matter of this Amendment. It cannot be modified or added without a writing signed by both parties. All other provisions of the Lease remain in full force and effect.

                              AGREED AND ACCEPTED:

SELIG REAL ESTATE HOLDINGS              ISILON SYSTEMS, INC., a Delaware
FOURTEEN, a Washington limited          Corporation
Liability company

By:   /s/ Martin Selig                  By: /s/ John Briant
    --------------------------              ------------------------------
Its: Managing Member                    Its: Executive Vice President

Dated:       12-2-05                    Dated:        12-2-05
       -----------------------                 ---------------------------
            "Lessor"                                  "Lessee"